                                                                    EXHIBIT 8.1

                         Letterhead of Arter & Hadden

                               September 3, 1997



     Re:  Fleetwood Credit 1997-B Grantor Trust
          Asset Backed Certificates
          Registration Statement on Form S-1, No. 333-33745


Ladies and Gentlemen:


     We have acted as counsel to Fleetwood Credit Receivables Corp. in connection with the preparation and filing of the registration statement on Form S-1 (such registration statement, the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the Fleetwood Credit 1997-B Grantor Trust (the "Trust") Asset Backed Certificates (the "Certificates"). Our opinions formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in the Certificates, but with respect to the consequences which are discussed, it is our opinion that the description is accurate. In addition, assuming issuance of Certificates, it is our opinion that the Trust will be classified as a "grantor" trust and not as an association (or publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended).

     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."

                                        Very truly yours,


                                        /s/ Arter & Hadden
                                        Arter & Hadden